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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 11-K/A
                                (Amendment No. 1)

                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)

   X Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934

         For the fiscal year ended December 31, 2004

                                       Or

         Transition report pursuant to Section 15(d) of the Securities Exchange
----     Act of 1934.

         For the transition period from              to
                                       -------------   ------------

                        COMMISSION FILE NUMBER 001-12561

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                  Belden Wire & Cable Company Retirement Savings Plan


B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                  Belden CDT Inc.
                  7701 Forsyth Blvd., Suite 800
                  St. Louis, Missouri 63105



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                                EXPLANATORY NOTE

     This Amendment No. 1 on Form 11-K/A is filed solely to correct the written consent of Ernst & Young with respect to the financial statements for the Belden Wire & Cable Company Retirement Savings Plan. The corrected consent is attached hereto as Exhibit 23.2.



















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  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Savings Plan Administrative Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Belden Wire & Cable Company Retirement
                                      Savings Plan

Date: June 29, 2005                   By: /s/ Stephen H. Johnson
                                          ----------------------

                                      Name: Stephen H. Johnson

                                      Title: Member, Savings Plan Administrative
                                             Committee






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